Exhibit 5(a)

May 5, 2022

Tucson Electric Power Company

88 East Broadway Boulevard

Tucson, AZ 85701

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Corporate Secretary of Tucson Electric Power Company, an Arizona corporation (“TEP” or the “Company”), and have acted as counsel for the Company in collaboration with Morgan, Lewis & Bockius LLP in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof by the Company (a) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an unspecified amount of senior notes of the Company (the “Securities”), and (b) for the qualification under the Trust Indenture Act of 1939, as amended, of the Indenture, dated as of November 1, 2011, between TEP and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee (the “Trustee”), as heretofore amended and supplemented (the Indenture as so amended and supplemented being hereinafter referred to as the “Indenture”), under which the Securities are to be issued. In connection therewith, I have reviewed such documents and records as I have deemed necessary to enable me to express an opinion on the matters covered hereby.

For purposes of this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Restated Articles of Incorporation, as amended, and the Bylaws, as amended, of TEP, as in effect on the date hereof, (iii) resolutions of the Board of Directors of TEP (the “Board”) relating to the Registration Statement and the Securities, (iv) the Indenture and (v) such other instruments, certificates, records and documents, and such matters of law, as I have considered necessary or appropriate for the purposes hereof. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies and the authenticity of the originals of such latter documents. As to any facts material to my opinion, I have, when relevant facts were not independently established, relied upon the aforesaid Registration Statement, resolutions, instruments, certificates, records and documents.

Based upon and subject to the foregoing, and subject to the qualifications hereinafter expressed, I am of the opinion that:

1. TEP is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.

2. With respect to the Securities, when issued and delivered as contemplated in the Registration Statement and a prospectus supplement or other offering document or agreement relating to the sale of such Securities, the Securities will be legally issued and constitute the valid and binding obligations of TEP, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any matter is brought.

For purposes of the opinions set forth above, I have assumed that:

a) the Securities that are the subject of such opinions will be issued and sold against payment therefor in compliance with the due authorization of the Board or a duly authorized committee thereof; and

b) the terms and provisions of the Securities shall have been established in accordance with the terms of the Indenture or a supplemental indenture or officer’s certificate thereunder, and such Securities shall have been duly executed, issued and delivered, and duly authenticated by the Trustee, in accordance with the terms of the Indenture and any supplemental indenture or officer’s certificate thereunder and such Securities shall have been issued in compliance with an appropriate order of the Arizona Corporation Commission.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement, as it may be amended, and consent to such references to me as may be made in such Registration Statement and in the prospectus or any prospectus supplement related thereto. In giving the foregoing consent, I do not thereby admit that I belong to the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated by the Commission thereunder.

This opinion is limited to the laws of the States of Arizona and New York and the federal laws of the United States of America. As to all matters of New York law I have, with your consent, relied upon the opinion of even date herewith rendered to you by Morgan, Lewis & Bockius LLP of New York, New York, counsel to the Company, and the opinions expressed herein upon such reliance are subject to the same assumptions, qualifications and limitations set forth therein.

Morgan, Lewis & Bockius LLP is authorized to rely upon this letter as to the matters of Arizona law as if this letter were addressed to them.

Very truly yours,

/s/ Todd C. Hixon, Esq.